Exhibit 99

REX American Resources Reports Fiscal 2024 Third Quarter Net Income Per Share Attributable to REX Common Shareholders of $1.38, the Second-Best Quarterly Result in Company History

▪	Reported net income attributable to REX shareholders of $24.5 million for Fiscal Q3 ’24, compared to $26.1 million for Fiscal Q3 ‘23
▪	Generated $1.38 of net income per share in Fiscal Q3 ‘24, the second-best quarterly result in company history
▪	Reported gross profit of $39.7 million for Fiscal Q3 ‘24, compared to $39.3 million for Fiscal Q3 ‘23
▪	Reported consolidated ethanol sales volumes of 75.5 million gallons for Fiscal Q3 ‘24, an increase of approximately 3% compared to the same period in Fiscal 2023

Dayton, OH - Tuesday, December 3, 2024 - REX American Resources Corporation (“REX” or the “Company”) (NYSE: REX), a leading ethanol production company, today announced financial and operational results for the Company’s fiscal third quarter 2024.

REX American Resources’ fiscal third quarter 2024 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates.

Fiscal Third Quarter 2024 Results

For fiscal third quarter 2024, REX reported net sales and revenue of $174.9 million, compared with $221.1 million for fiscal third quarter 2023. The year-over-year net sales and revenue decrease primarily reflects reduced pricing for ethanol and co-products. Fiscal third quarter 2024 gross profit for the Company was $39.7 million, compared with $39.3 million in fiscal third quarter 2023, reflecting decreased corn and natural gas prices. Interest and other income for the third fiscal quarter 2024 was $4.6 million, compared to $4.9 million for third fiscal quarter 2023. Income before income taxes and non-controlling interests for the third fiscal quarter 2024 was $39.5 million, compared with $41.3 million in the prior year period.

Net income attributable to REX shareholders in fiscal third quarter 2024 was $24.5 million, compared to $26.1 million in fiscal third quarter 2023. Fiscal third quarter 2024 diluted net income per share attributable to REX common shareholders was $1.38, compared to $1.49 per share in fiscal third quarter 2023. Per share results for fiscal third quarters 2024 and 2023 are based on 17,723,000 and 17,531,000 diluted weighted average shares outstanding, respectively.

Update on One Earth Energy Ethanol Production Expansion and Carbon Capture Projects

REX is progressing on the expansion of its ethanol production facility at the One Earth Energy facility in Gibson City, IL. REX expects to complete the expansion of the facility in the middle of 2025, which will increase production capacity from 150 million gallons per year to 175 million gallons per year.  Once this is achieved, REX plans to initiate further permitting of the facility to produce 200 million gallons per year of ethanol, which the Company expects will require no additional material capital expenditures.

At this time, the necessary utility interconnection work required for the ethanol production expansion and carbon capture and compression facility remains on track. The Illinois utility carrying out the interconnection work anticipates the new interconnection will be complete by first quarter 2025.

REX has substantially completed work on the carbon capture and compression portion of the One Earth Energy carbon capture and sequestration project. Currently, REX is focused on managing further near-term costs for the project as the Company awaits the approval of its Class VI injection well applications to the EPA, approval of other state and local permits, completion of interconnection work at the site previously mentioned, and the resolution of issues around the Illinois CO2 pipeline moratorium.

Through the end of fiscal third quarter 2024, capital expenditures related to the One Earth Energy carbon capture and sequestration project totaled $52.9 million, and expenditures for expansion of ethanol production capacity totaled $50.2 million. The combined capital spending of $103.1 million remains on plan, with the Company still budgeting a total spend of $165-$175 million for these projects.

Balance Sheet

At the end of fiscal third quarter 2024 on October 31, 2024, REX had $365.1 million of cash, cash equivalents, and short-term investments available and no bank debt.

Management Commentary

“REX American continues to produce outsized positive results across market conditions thanks to our employees and management team and focused ethanol production operations,” said Zafar Rizvi, REX Chief Executive Officer. “Quarter after quarter, the REX team consistently demonstrates our ability to produce industry-leading results – and the third quarter was no exception. We delivered a year-over-year increase in gross margin by maximizing the production at our consolidated plants and carefully managing costs. As we look ahead to the future, and our planned increased production capacity coming online next year, we are excited for the anticipated step up in earnings potential from our expanded ethanol production operations.

“As we await permitting of the One Earth Energy carbon capture and sequestration facility, we remain positive about the eventual approval of our EPA Class VI injection well permit, as well as resolution of Illinois’ moratorium on CO2 pipeline construction. We are working with our government partners and other stakeholders to make sure carbon capture and sequestration operations in the state are among the safest in the country. We look forward to further updates as things progress,” concluded Mr. Rizvi.

Conference Call Information

REX will host a conference call at 11:00 a.m. ET today to discuss the Company’s quarterly results and will also host a question and answer session. To access the conference call, interested parties may dial (877) 269-7751 (US) or (201) 389-0908 (international). Participants can also view an updated presentation, as well as listen to a live webcast of the call by going to the Investors section on the REX website at www.rexamerican.com. A replay will be available shortly after the live conference call and can be accessed by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13749929. The replay will be available for 30 days after the call.

About REX American Resources Corporation

REX American Resources Corporation has interests in six ethanol production facilities, which in aggregate have production capacity totaling approximately 730 million gallons per year. REX’s effective ownership of annual volumes is approximately 300 million gallons. Further information about REX is available at www.rexamerican.com.

Forward-Looking Statements

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, commodity market risk, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, success in permitting and developing the planned carbon sequestration facility near the One Earth Energy ethanol plant, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Investor Contacts

Douglas Bruggeman

Chief Financial Officer

Caldwell Bailey

ICR, Inc.

rexamerican@icrinc.com

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended October 31,		Nine Months Ended October 31,
	2024	2023	2024	2023
Net sales and revenue	$174,877	$221,079	$484,263	$645,770
Cost of sales	135,196	181,789	410,358	577,962
Gross profit	39,681	39,290	73,905	67,808
Selling, general and administrative expenses	(8,426)	(7,609)	(20,977)	(21,996)
Equity in income of unconsolidated ethanol affiliates	3,621	4,738	7,086	9,275
Interest and other income, net	4,629	4,863	14,950	10,935
Income before income taxes and noncontrolling interests	39,505	41,282	74,964	66,022
Provision for income taxes	(9,402)	(9,640)	(17,581)	(15,396)
Net Income	30,103	31,642	57,383	50,626
Net Income attributable to noncontrolling interests	(5,603)	(5,566)	(10,314)	(10,259)
Net income attributable to REX common shareholders	$24,500	$26,076	$47,069	$40,367

Weighted average shares outstanding – basic	17,595	17,531	17,550	17,461

Basic net income per share attributable to REX common shareholders	$1.39	$1.49	$2.68	$2.31

Weighted average shares outstanding – diluted	17,723	17,531	17,673	17,461

Diluted net income per share attributable to REX common shareholders	$1.38	$1.49	$2.66	$2.31

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	October 31,	January 31,
	2024	2024
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$298,249	$223,397
Short-term investments	66,826	155,260
Accounts receivable	22,331	23,185
Inventory	29,127	26,984
Refundable income taxes	5,556	5,728
Prepaid expenses and other	14,408	17,549
Total current assets	436,497	452,103
Property and equipment, net	200,496	155,587
Operating lease right-of-use assets	22,580	13,038
Other assets	17,074	9,138
Equity method investment	39,015	34,936
TOTAL ASSETS	$715,662	$664,802
LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Accounts payable – trade	$22,220	$42,073
Current operating lease liabilities	5,857	4,469
Accrued expenses and other current liabilities	15,883	19,717
Total current liabilities	43,960	66,259
LONG-TERM LIABILITIES:
Deferred taxes	5,694	1,598
Long-term operating lease liabilities	16,761	8,378
Other long-term liabilities	2,647	970
Total long-term liabilities	25,102	10,946
EQUITY:
REX shareholders’ equity:
Common stock	299	299
Paid-in capital	6,254	3,769
Retained earnings	748,830	701,761
Treasury stock	(190,892)	(191,911)
Total REX shareholders’ equity	564,491	513,918
Noncontrolling interests	82,109	73,679
Total equity	646,600	587,597
TOTAL LIABILITIES AND EQUITY	$715,662	$664,802

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Nine Months Ended
	October 31,	October 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income including noncontrolling interest	$57,383	$50,626
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,433	13,371
Amortization of operating lease right-of-use assets	4,192	3,766
Income from equity method investments	(7,086)	(9,275)
Dividends received from equity method investments	3,007	5,513
Interest income from investments	(4,219)	(6,950)
Deferred income taxes	11,934	10,048
Stock based compensation expense	2,980	5,146
Loss on disposal of property and equipment – net	45	205
Changes in assets and liabilities:
Accounts receivable	854	(4,976)
Inventories	(2,143)	11,229
Refundable income taxes	172	(1,486)
Other assets	(12,639)	(1,312)
Accounts payable – trade	(21,629)	(5,622)
Other liabilities	(6,178)	(4,819)
Net cash provided by operating activities	39,106	65,464
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(55,428)	(22,359)
Purchase of short-term investments	(210,328)	(378,381)
Maturity of short-term investments	302,981	337,490
Proceeds from sale of real estate and property and equipment	210	10
Deposits	195	(27)
Net cash provided by (used in) investing activities	37,630	(63,267)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments to noncontrolling interests holders	(1,884)	(716)
Net cash used in financing activities	(1,884)	(716)

NET INCREASE IN CASH AND CASH EQUIVALENTS	74,852	1,481
CASH AND CASH EQUIVALENTS – Beginning of period	223,397	71,347
CASH AND CASH EQUIVALENTS – End of period	$298,249	$72,828

Non-cash investing activities – Accrued capital expenditures	$3,275	$722
Non-cash investing activities – Capital additions transferred from prepaid expenses	$188	$-
Non-cash financing activities – Stock awards accrued	$1,648	$1,467
Non-cash financing activities – Stock awards issued	$2,172	$965
Right-of-use assets acquired and liabilities incurred upon lease execution	$13,734	$3,210

Source: REX American Resources Corporation